Exhibit 99.1

Mohegan Resorts Kansas Acquires Olympia Gaming’s Interest to Develop and Operate a Destination

Gaming Resort in Wyandotte County, Kansas

Uncasville, Connecticut, June 30, 2008 – Mohegan Resorts Kansas, LLC (or “MRK”) today announced that it has acquired the interest held by Olympia Gaming-KC, LLC in Leg Sun, LLC (or “Leg Sun”) for the development of a state-owned gaming facility and destination resort named Legends Sun to be located in Wyandotte County, Kansas. Following the interest transfer, MRK is now the holder of 2/3 of the ownership interests in Leg Sun with the remaining 1/3 interest held by RED Leg Sun, LLC, an affiliate of RED Development, LLC, located in Kansas City, MO, a premier developer of retail lifestyle centers and destination developments.

MRK is a wholly owned subsidiary of Mohegan Resorts, LLC, which is in turn wholly owned by Mohegan Gaming & Hospitality, LLC, a joint venture between The Mohegan Tribe of Indians of Connecticut and MTGA Gaming, LLC, a subsidiary of the Mohegan Tribal Gaming Authority (or “the Authority”). The Authority is the owner and operator of one of the most spectacular and successful casinos in the Northeast—Mohegan Sun in Uncasville, Connecticut—and Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania,

The proposed $770.0 million Legends Sun complex would feature a wide array of attractions and amenities that include a casino with approximately 2,000 slot machines, 60 table games and 25 poker tables, a Robert Trent Jones II designed championship golf course, a luxury hotel with approximately 350 rooms, a convention and conference facility, approximately 200,000 square feet of mixed-use retail and approximately 200,000 square feet of residential development.

About the Authority

The Authority is the owner and operator of Mohegan Sun in Connecticut and Mohegan Sun at Pocono Downs, also a gaming and entertainment facility offering slot machines and harness racing in Wilkes-Barre, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania. The gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, Sunrise Square, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun is currently in the midst of Project Horizon – an expansion project that is to include a new hotel, additional retail and restaurant space, and a new 64,000-square-foot “Casino of the Wind.” Mohegan Sun at Pocono Downs is currently nearing completion of Project Sunrise, which is being developed on land adjacent to the existing gaming facility. When completed, the combined facility is anticipated to include approximately 2,500 slot machines, three full-service restaurants, a 300-seat buffet, a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s ability to complete its current and proposed expansion projects at Mohegan Sun and Pocono Downs on time and on budget, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut June 30, 2008

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000